EXHIBIT 10.12
ASHLAND INC.
SALARY CONTINUATION PLAN
(as amended as of November 7, 2002)

The Ashland Inc. Salary Continuation Plan (the "Plan"), effective July 21, 1988,  is an employee  benefit plan which  provides  eligible  salaried employees of Ashland Inc. and its majority-owned subsidiaries (collectively referred to herein as the "Company") with certain severance benefits if the individual's  employment  with the  Company  is  terminated  under  defined circumstances  after a Change in Control,  as defined in Section 4(b).  The details and purpose of the Plan are more fully explained below.

SECTION 1. PURPOSE

The  purpose  of the Plan is to  reduce  employee  concerns  about the possibility of a Change in Control, as defined below in Section 4(b). It is important that each employee be able to focus his or her full attention and energy  toward the goals and  objectives  of the Company.  The Plan is also designed  to permit the  Company to retain its high  quality  work force by increasing  stability and improving morale and  productivity.  In addition, the Plan will  allow the  company  to  attract  and  retain  new  qualified employees.

SECTION 2. ADMINISTRATION

Ashland Inc.  ("Ashland")  shall be the Plan  Administrator  and shall administer  the  Plan.  Any  determinations  by the Vice  President,  Human Resources - Programs and Services, or his or her designee, in carrying out, administering, or interpreting this Plan shall be final and binding for all purposes and upon all interested persons and their heirs,  successors,  and personal representatives. All costs associated with the Plan shall be borne by the Company.

SECTION 3. ELIGIBILITY

An  employee  who is  classified  on the  records of the  Company as a regular,  full-time  salaried  employee,  whether  exempt or  non-exempt as specified in the Fair Labor  Standards  Act, as from time to time  amended, (excluding  hourly employees;  employees  covered by collective  bargaining agreements;  employees of subsidiaries,  entities, or partnerships in which the  Company  has a 50%  or  less  ownership  interest;  and  international employees,  except foreign nationals who are located in Canada or those who are  U.S.  expatriates)  will  be  entitled  to  participate  in the  Plan, regardless of length of service. Employees who have entered into employment contracts with the Company will not be eligible to participate in the Plan.

At any time prior to a Change in Control,  as defined in Section 4(b), Ashland  reserves,  in its  complete  discretion,  the  right to amend  the eligible classes of employees.

SECTION 4. CONDITIONS FOR BENEFIT PAYMENTS

(a) A participant shall not be entitled to receive benefits under this Plan  prior  to  a  Change  in  Control,   as  defined  in  Section   4(b). Participation in the Plan does not create a contract of employment  between the Company and its employees.  The Company reserves the right to terminate employees at any time for any reason,  just as employees  have the right to terminate their employment at any time for any reason.

(b) For purposes of the Plan,  a change in control of Ashland  (herein after  referred  to as a  "Change  in  Control")  shall be  deemed  to have occurred if:

(i) there shall be consummated (A) any  consolidation or merger of the Company, other than a consolidation or merger of the Company into or with a direct or indirect wholly-owned subsidiary, in which the Company is not the continuing  or  surviving  corporation  or pursuant to which  shares of the Company's common stock would be converted into cash,  securities,  or other property,  other  than a merger  of the  Company  in which  the  individual holders of the Company's common stock  immediately prior to the merger have the  same  proportionate   ownership  of  common  stock  of  the  surviving corporation immediately after the merger, or (B) any sale, lease, exchange, or transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company, provided,  however, that no sale,  lease,  exchange or other transfer of all or  substantially  all the assets of the Company shall be deemed to occur unless  assets  constituting 80% of the total  assets of the  Company are  transferred  pursuant to such sale, lease, exchange or other transfer; or

(ii)  the  Shareholders  of the  Company  shall  approve  any  plan or proposal for the liquidation or dissolution of the Company; or

(iii)  any  "person"  (as  such  term is used in  Sections  13(d)  and 14(d)(2) of the Securities  Exchange Act of 1934, as amended (the "Exchange Act")),  other than the  Company or a  subsidiary  thereof or any  employee benefit plan sponsored by the Company or a subsidiary thereof, shall become the  beneficial  owner (within the meaning of Rule 13d-3 under the Exchange Act) of  securities  of Ashland  representing  50% or more of the  combined voting power of Ashland's then outstanding securities ordinarily (and apart from rights accruing in special  circumstances) having the right to vote in the election of directors,  as a result of a tender or exchange offer, open market purchases, privately-negotiated purchases or otherwise; or

(iv) at any time during a period of two consecutive years, individuals who at the beginning of such period  constituted  the Board of Directors of Ashland  shall  cease for any  reason  to  constitute  at least a  majority thereof,  unless the election or the  nomination  for election by Ashland's shareholders  of each new director during such two-year period was approved by a vote of at least  two-thirds of the directors then still in office who were directors at the beginning of such two-year period.

Notwithstanding   the  foregoing,   any  transaction,   or  series  of transactions,  that  shall  result  in the  disposition  of  the  Company's interest in Marathon Ashland Petroleum LLC,  including  without  limitation any transaction  arising out of that certain Put/Call,  Registration Rights and Standstill  Agreement dated January 1, 1998 among Marathon Oil Company, USX Corporation, the Company and Marathon Ashland Petroleum LLC, as amended from time to time, shall not be deemed to constitute a Change in Control.

(c) Benefits shall be payable to a participant under the Plan after a Change in Control has occurred if a participant's employment is terminated by the Company without Cause, as defined below, within two (2) years from the date of the Change in Control. For purposes of the Plan, "cause" shall mean (i) the willful and continued failure of an employee to substantially perform his or her duties with the company (other than such failure resulting from the employee's incapacity due to physical or mental illness), or (ii) willful engaging by an employee in gross misconduct materially injurious to the Company.

SECTION 5.  AMOUNT OF BENEFITS

Following  a Change in  Control  and a  participant's  termination  of employment  within two (2) years  thereafter  without  Cause, a participant shall be entitled to receive benefits under the Plan as described below:

(a) A participant shall be entitled to be paid in an undiscounted lump sum, within ten (10) business days after such participant's  termination of employment  without Cause, an amount equal to a specified portion of his or her current base compensation (excluding any bonus compensation) based upon the greater of such participant's (a) aggregate years and months of service (whether or not  continuous),  or (b) current Job Band (or, if higher,  the Job  Band  of  such  participant  at the  time of the  Change  in  Control) calculated as follows:

Length of Service	Payment
Up to 5 full years	3 months' base compensation
More than 5 and up to 10 full years	6 months' base compensation
More than 10 and up to 15 full years	1 year's base compensation
More than 15 and up to 20 full years	1-1/2 year's base compensation
More than 20 full years	2 years' base compensation

Job Band	Payment
Band 1 - 10	3 months' base compensation
Band 11 - 22	6 months' base compensation
Band 23 and above	1 year's base compensation

(b) At the  sole  expense  of the  Company,  a  participant  shall  be entitled to the continuation of his or her medical,  dental, and group life benefits  in  effect  at the  time of  such  participant's  termination  of employment  without  Cause for a period of six (6)  months  following  such participant's termination of employment.

(c) A participant  shall be reimbursed  for any legal fees or expenses incurred by the  participant to enforce the payment of Plan benefits within ten (10)  business days of providing  copies of applicable  invoices to the Company.

(d) A  participant  shall be entitled to interest on the amount of any payments due under the Plan (but not timely  paid) in an amount  equivalent to the prime  rate of  interest  (quoted  by  Citibank,  N.A.  as its prime commercial  lending rate) on the latest date practicable  prior to the date such payments should have been made, to and including the date it is made.

(e) Within ten (10) business days of the participant's  termination of employment  following a Change in Control, the Company shall provide, at no cost to the  participant,  individual  outside  assistance in finding other employment.  Such  obligation  may be fulfilled by the Company  through the retention of an outplacement service for use by individual participants.

(f) Participants shall be entitled to receive any pension, disability, workers' compensation, other Company benefit plan distribution, payment for vacation accrued but not taken, statutory employment termination benefit, or any other compensation plan payment otherwise independently due; however, in no event shall a participant who receives benefit under this Plan be entitled to additional severance payment pursuant to any other existing severance policy of the Company.

SECTION 6. ACCEPTANCE OF BENEFITS

If a participant receives and accepts all of the benefits provided under Section 5 of the Plan, he or she shall be deemed thereby to have waived any right or cause of action against the Company and its directors, officers, or employees arising from the termination of the participant's employment.

SECTION 7. CLAIMS PROCEDURE

(a) Following a Change in Control and a  participant's  termination of employment,  the benefits  described in Section 5 of the Plan shall be paid as  described  therein  without  any  required  action  on the part of such participant.

(b) If any participant believes that he or she is entitled to benefits provided under the Plan and has not received such benefits  within the time prescribed  by the Plan,  such  participant  may submit a written claim for payment of such  benefits  to the  Company.  If such claim for  benefits is wholly or partially denied, the Company shall,  within thirty (30) business days after receipt of the claim,  notice the  participant  of the denial of the claim.  Such  notice of denial (i) shall be in  writing,  (ii) shall be written in a manner  calculated to be understood  by the  participant,  and (iii) shall  contain (A) the  specific  reason or reasons for denial of the claim, (B) a specific reference to the pertinent Plan provisions upon which the  denial is based,  (C) a  description  of any  additional  material  or information  necessary to perfect the claim,  along with an  explanation of why such material or  information  is necessary,  and (D) an explanation of the claim review  procedure,  in  accordance  with the  provisions  of this Section 7.

(c)  Within  sixty  (60)  business  days  after  the  receipt  by  the participant of a written notice of denial of the claim,  or such later time as shall be deemed reasonable taking into account the nature of the benefit subject to the claim and any other attendant circumstances, the participant may file a written request with the Company that it conduct a full and fair review of the denial of the claim for benefits.  As a part of such full and fair  review,  the  participant  (or  such  participant's  duly  authorized representative) may review and photocopy pertinent documents (including but not limited to the  participant's  personal history file) and submit issues and  comments  to the  Company  in  writing.  The  Company  shall  make its determination  in accordance with the documents  governing the Plan insofar as such  documents  are  consistent  with the  provisions  of the  Employee Retirement Income Security Act of 1914 (herein "ERISA").

The Company  shall  promptly  deliver to the  participant  its written decision on the claim (in no event later than  thirty  (30)  business  days after the receipt of the aforesaid request for review, except that if there are special circumstances (such as a conference with the participant or his or her  representative)  which require an extension of time,  the aforesaid thirty (30) business day period shall be extended to a reasonable period of time not to exceed sixty (60) business  days).  Such decision  shall (i) be written in a manner  calculated to be understood by the  participant,  (ii) include the specific reason or reasons for the decision,  and (iii) contain a  specific  reference  to the  pertinent  Plan  provisions  upon which the decision is based.  If the decision on review is not  furnished  within the time  prescribed by this Section 7(c), the claim shall be deemed granted on review.

SECTION 8. AMENDMENTS AND TERMINATIONS

Ashland's  Board  of  Directors   shall  have  plenary   authority  to terminate,  modify,  or amend this Plan in such  respects  as it shall deem advisable at any time prior to a Change in Control.

SECTION 9. SUCCESSORS BINDING AGREEMENT

(a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to eligible participants, expressly to assume and agree to provide benefits pursuant to this Plan in the same manner and to the same extent that the Company would be required to perform its obligations under the Plan if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a violation of this Plan and shall entitle eligible participants to compensation from the Company in the same amount and on the same terms as the participant would be entitled pursuant to Section 5, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the date of the participant's termination of employment without Cause. As used in this Plan, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 9 or which otherwise becomes bound by all the terms and provisions of this Plan by operation of law.

(b) This Plan shall  inure to the benefit of and be  enforceable  by a participant's personal or legal representatives, executors, administrators, successors,  heirs, distributees,  devisees, and legatees. If a participant should die while any amounts would still be payable to him or her hereunder if he or she had  continued to live,  all such  amounts,  unless  otherwise provided herein, shall be paid in accordance with the terms of this Plan to such participant's  devisee,  legatee, or other designee or, if there be no such designee, to his or her estate.

SECTION 10. WITHHOLDING TAXES

The Company is  authorized to withhold any tax required to be withheld from the amounts  payable to a participant  pursuant to this Plan which are considered taxable compensation to the participant.

SECTION 11. GOVERNING LAW

The  Plan  shall  be  governed  by the  laws  of the  Commonwealth  of Kentucky.